Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement on Form S-3 of New Generation Biofuels Holdings, Inc. and subsidiaries (the “Company”) of our audit report dated March 26, 2010, with respect to the consolidated balance sheet of New Generation Biofuels Holdings, Inc. and subsidiaries as of December 31, 2009 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, which report appears in the December 31, 2009 annual report on Form 10-K of the Company, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ REZNICK GROUP, P.C.

Vienna, Virginia
April 2, 2010